EXHIBIT 99.1

Midway Gold Names Coelho Advisor for Government Affairs

June 1, 2011

Denver, Colorado –Midway Gold Corp. (TSX.V and NYSE Amex: MDW) (“Midway” or the “Company”) is pleased to announce that it has engaged the Honorable Tony Coelho, former member of the U.S. House of Representatives, to provide strategic advice to the Company regarding its government relations initiatives and advocacy efforts.

Mr. Coelho was elected to Congress in 1978 and served for six terms until 1989. He served on the Agriculture, Interior, Veterans Affairs, and Administration Committees during his tenure, specializing in disability rights.  He was the primary author and sponsor of the Americans with Disabilities Act, widely recognized as the most important piece of civil rights legislation in the last 30 years.In 1986, Mr. Coelho was elected House Majority Whip.

After leaving Congress, Mr. Coelho joined Wertheim Schroder & Company, an investment banking firm in New York and became President and CEO of Wertheim Schroder Investment Services, which grew from $400 million to $4 billion in managed investments under his care. From October 1995 to September 1997, he served as Chairman and CEO of an education and training technology company that he established and subsequently sold. He served as general chairman of the presidential campaign of former Vice President Al Gore from April 1999 until June 2000.

Since 1997, Mr. Coelho has worked independently as a business and political consultant. Mr. Coelho was appointed by President Bill Clinton and served as Chairman of the President’s Committee on Employment of People with Disabilities from 1994 to 2001. He has previously served as Chairman of the Board of the Epilepsy Foundation and currently serves on the boards of a number of charitable and corporate organizations.

The Company’s board of directors has granted Mr. Coelho stock options on a total of 100,000 shares of Midway's common stock pursuant to Midway’s shareholder approved combined incentive and non-qualified stock option plan.  The options are exercisable for up to five years at a price of C$1.60 per share being the last closing price of Midway's common shares prior to the board of directors granting the options on May 31, 2011. The options are subject to any applicable regulatory hold periods.

ON BEHALF OF THE BOARD
"Daniel E. Wolfus"
DanielE. Wolfus, Chairman and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders.  For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Vice President of Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.